   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 2006

                                             REGISTRATION NO. 333-
===========================================================================

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                           ---------------------
                                 FORM S-3
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ---------------------
                      DELTA NATURAL GAS COMPANY, INC.
          (Exact name of registrant as specified in its charter)

               KENTUCKY                               61-0458329
     (State or other jurisdiction          (IRS Employer Identification No.)
   of incorporation or organization)

              3617 LEXINGTON ROAD, WINCHESTER, KENTUCKY 40391
                              (859) 744-6171
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      ------------------------------
                             GLENN R. JENNINGS
       CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      DELTA NATURAL GAS COMPANY, INC.
              3617 LEXINGTON ROAD, WINCHESTER, KENTUCKY 40391
                              (859) 744-6171
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)
                      ------------------------------
                       COPIES OF COMMUNICATIONS TO:

   RUTHEFORD B CAMPBELL, JR., ESQ.                 JOHN L. GILLIS, ESQ.
      J. DAVID SMITH, JR., ESQ.                   Armstrong Teasdale LLP
       Stoll Keenon Ogden PLLC                    One Metropolitan Square
   300 West Vine Street, Ste. 2100               St. Louis, Missouri 63102
      Lexington, Kentucky 40507                       (314) 621-5070
           (859) 231-3000

                         ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. / /
    If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. / /

                                               CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                     PROPOSED               PROPOSED
                                                                     MAXIMUM                MAXIMUM            AMOUNT OF
        TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING PRICE           AGGREGATE          REGISTRATION
     SECURITIES TO BE REGISTERED             REGISTERED              PER UNIT            OFFERING PRICE           FEE
----------------------------------------------------------------------------------------------------------------------------
  % Insured Quarterly
Notes, due 2021                             $40,000,000                100%               $40,000,000            $4,280
============================================================================================================================

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===========================================================================

 * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
 *  THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE        *
 *  CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION     *
 *  STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS       *
 *  EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES  *
 *  AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE *
 *  IN WHICH THE OFFER OR SALE IS NOT PERMITTED.                         *
 * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                 SUBJECT TO COMPLETION, DATED MARCH 10, 2006

PROSPECTUS                                           Rating:
                                                     Standard & Poor's: AAA
                                                     (see "Rating" herein)

                                $40,000,000

[Logo]                 DELTA NATURAL GAS COMPANY, INC.

        % INSURED QUARTERLY NOTES (IQ NOTES(SM*)) DUE APRIL 1, 2021

                            ------------------

    We are offering $40,000,000 of our     % Insured Quarterly Notes due
April 1, 2021. We will receive all the net proceeds from this sale.

    We will pay interest on the notes quarterly, beginning July 1, 2006. The notes will mature on April 1, 2021.

    We have the right to redeem your notes at any time on or after April 1, 2009 at 100% of their principal value, plus any accrued but unpaid interest on your notes. We will also redeem the notes, subject to limitations, at the option of the representative of any deceased beneficial owner of the notes.

    The notes will not be listed on any national securities exchange. The notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding.

    Payments of principal and interest on the notes when due will be insured by a financial guaranty insurance policy to be issued by Ambac Assurance Corporation.

                                [AMBAC Logo]

    INVESTING IN OUR NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON
PAGE 5.

                                                              PER $1,000 NOTE      TOTAL
                                                              ---------------   -----------
Public offering price.......................................      $1,000        $40,000,000

Underwriting discount.......................................      $             $

Proceeds, before expenses, to us............................      $             $

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The underwriter expects to deliver the notes in book-entry form through
the facilities of The Depository Trust Company on or about               ,
2006.

-------
*IQ Notes is a service mark of Edward D. Jones & Co., L.P.

                            ------------------

                            [EdwardJones logo]

                            ------------------

           THE DATE OF THIS PROSPECTUS IS               , 2006.

                          TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Prospectus Summary..........................................      3

Risk Factors................................................      5

Where to Find More Information About Us.....................      7

Incorporation of Certain Documents by Reference.............      7

Forward-Looking Statements..................................      8

Use of Proceeds.............................................      9

Capitalization..............................................      9

Description of the Notes....................................     10

The Policy and the Insurer..................................     18

Rating......................................................     20

Underwriting................................................     21

Legal Matters...............................................     22

Experts.....................................................     22

APPENDICES

Appendix A - Form of Redemption Request

Appendix B - Form of Policy

                            PROSPECTUS SUMMARY

    This summary highlights selected information in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our notes. You should read this entire prospectus carefully before investing in our notes.

                                THE COMPANY

    We sell natural gas to approximately 40,000 retail customers on our distribution system in central and southeastern Kentucky. Additionally, we transport natural gas to our industrial customers, who purchase their gas in the open market. We also transport natural gas on behalf of local producers and customers not on our distribution system, and we produce a relatively small amount of natural gas from our southeastern Kentucky wells.

                     OUR ADDRESS AND TELEPHONE NUMBER

    Our executive offices are located at 3617 Lexington Road, Winchester, Kentucky 40391. Our telephone number is (859) 744-6171. Our facsimile number is (859) 744-6552, and our internet address is www.deltagas.com.

                               THE OFFERING

Notes offered by us........................................    $40,000,000 in aggregate principal amount

Maturity...................................................    April 1, 2021

Interest...................................................        % per annum payable quarterly on each January 1,
                                                                 April 1, July 1 and October 1, beginning on July 1,
                                                                 2006

Redemption option of a deceased beneficial owner's
  representative...........................................    We will redeem the notes at the option of the
                                                                 representative of any deceased beneficial owner of
                                                                 a note at 100% of the principal amount, plus any
                                                                 interest accrued up to (but not including) the
                                                                 redemption date, subject to the conditions that,
                                                                 during the period from the original issue date of a
                                                                 note through April 1, 2007 and during each twelve
                                                                 month period after April 1, 2007, the maximum
                                                                 principal amount we are required to redeem is
                                                                 $25,000 per deceased beneficial owner and an
                                                                 aggregate of $800,000 for all deceased beneficial
                                                                 owners. See "Description of the Notes - Limited
                                                                 Right of Redemption upon Death of Beneficial Owner".

Our right to redeem the notes..............................    Beginning on April 1, 2009, we are permitted to
                                                                 redeem your notes. We may redeem your notes at 100%
                                                                 of their principal value. We also must pay you any
                                                                 accrued but unpaid interest on your notes. See
                                                                 "Description of the Notes - Optional Redemption".

                                     3


Use of proceeds............................................    To redeem our outstanding 7.15% Debentures due in
                                                                 2018 and our outstanding 6 5/8% Debentures due in
                                                                 2023 and to reduce our short-term indebtedness.

Insurance..................................................    The timely payment of scheduled principal of and
                                                                 interest on the notes will be insured by a
                                                                 financial guaranty insurance policy to be issued by
                                                                 Ambac Assurance Corporation.

Rating.....................................................    We anticipate that the notes will be rated "AAA" by
                                                                 Standard & Poor's, a division of The McGraw-Hill
                                                                 Companies, Inc. A rating reflects only the view of
                                                                 a rating agency and is not a recommendation to buy,
                                                                 sell or hold the notes. Any rating can be revised
                                                                 upward or downward or withdrawn at any time by a
                                                                 rating agency if it decides that circumstances
                                                                 warrant that change.

              CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated:

       FOR THE SIX AND TWELVE MONTHS
          ENDED DECEMBER 31, 2005                                        FOR THE YEARS ENDED JUNE 30,
      SIX MONTHS          TWELVE MONTHS          2005              2004              2003              2002              2001
      ----------          -------------          ----              ----              ----              ----              ----
         2.54X                2.97X              2.80X             2.40X             2.34X             2.22X             2.14X

    The ratio of earnings to fixed charges represents the number of times that fixed charges are covered by earnings. Earnings for the calculation consist of net income before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt expense and an estimate of the interest within rental expense.

                               RISK FACTORS

    Purchasing our notes involves risks. The following are material risks.

    You should carefully consider each of the following factors and all of the information in this prospectus before purchasing any of our notes.

    WEATHER CONDITIONS MAY CAUSE OUR REVENUES TO VARY FROM YEAR TO YEAR. Our revenues vary from year to year, depending on weather conditions. We estimate that approximately 75% of our annual gas sales are temperature sensitive. As a result, mild winter temperatures can cause a decrease in the amount of gas we sell in any year, which would reduce our revenues and profits. Our weather normalization clause in our rate tariffs, approved by the Kentucky Public Service Commission, only partially mitigates this risk. We adjust our rates to residential and small non-residential customers to reflect variations from thirty-year average weather for our November through March billing cycles.

    CHANGES IN FEDERAL REGULATIONS COULD REDUCE THE AVAILABILITY OR INCREASE THE COST OF OUR INTERSTATE GAS SUPPLY. We purchase almost all of our gas supply from interstate sources. For example, in our fiscal year ended June 30, 2005, approximately 99% of our gas supply was purchased from interstate sources. The Federal Energy Regulatory Commission regulates the transmission of the natural gas we receive from interstate sources, and it could increase our transportation costs or decrease our available pipeline capacity by changing its regulatory policies in a manner that could increase transportation rates or reduce pipeline or storage capacity available to us.

    OUR GAS SUPPLY DEPENDS UPON THE AVAILABILITY OF ADEQUATE PIPELINE TRANSPORTATION CAPACITY. We purchase almost all of our gas supply from interstate sources. Interstate pipeline companies transport the gas to our system. A decrease in interstate pipeline capacity available to us or an increase in competition for interstate pipeline transportation service could reduce our normal interstate supply of gas.

    OUR CUSTOMERS ARE ABLE TO ACQUIRE NATURAL GAS WITHOUT USING OUR DISTRIBUTION SYSTEM. Our larger customers can obtain their natural gas supply by purchasing their natural gas directly from interstate suppliers, local producers or marketers and arranging for alternate transportation of the gas to their plants or facilities. Customers may undertake such a by-pass of our distribution system in order to achieve lower prices for their gas service. Our larger customers who are in close proximity to alternative supply would be most likely to consider taking this action. This potential to by-pass our distribution system creates a risk of the loss of large customers and thus could result in lower revenues and profits.

    WE FACE REGULATORY UNCERTAINTY AT THE STATE LEVEL. We are regulated by the Kentucky Public Service Commission. The majority of our revenues are generated by our regulated segment. We face the risk that the Kentucky Public Service Commission may fail to grant us adequate and timely rate increases or may take other actions that would cause a reduction in our income from operations, such as limiting our ability to pass on to our customers our increased costs of natural gas. Such regulatory actions would decrease our revenues and our profitability.

    VOLATILITY IN THE PRICE OF NATURAL GAS COULD REDUCE OUR PROFITS. Significant increases in the price of natural gas will likely cause our retail customers to conserve or switch to alternate sources of energy. Any decrease in the volume of gas we sell that is caused by such actions will reduce our revenues and profits. Higher prices could also make it more difficult to add new customers. Natural gas prices have risen significantly in the past year.

    WE DO NOT GENERATE SUFFICIENT CASH FLOWS TO MEET ALL OUR CASH NEEDS. Historically, we have made large capital expenditures in order to finance the maintenance, expansion and upgrading of our distribution system. As a result, we have funded a portion of our cash needs through borrowing and by offering new securities into the market. For example, by a combination of increasing our borrowing under our short-term line of credit and sales of securities through our dividend reinvestment plan and other offerings, we generated cash in the amount of $1,987,000 in fiscal 2005 and $4,515,000 in fiscal 2004. Although cash needs vary from year to year, we consider these years indicative of our future needs for external cash. Our dependency on external sources of financing creates the risks that our profits could decrease as a result of high capital costs and that lenders could impose onerous and unfavorable terms on us as a condition to granting us loans. We also risk the possibility that we may not be able to secure external sources of cash necessary to fund our operations.

    SUBSTANTIAL OPERATIONAL RISKS ARE INVOLVED IN OPERATING A NATURAL GAS DISTRIBUTION, PIPELINE AND STORAGE SYSTEM AND SUCH OPERATIONAL RISKS COULD REDUCE OUR REVENUES AND INCREASE EXPENSES. There are substantial risks associated with the operation of a natural gas distribution, pipeline and storage system, such as operational hazards and unforeseen interruptions caused by events beyond our control. These include adverse weather conditions, accidents, the breakdown or failure of equipment or processes, the performance of pipeline facilities below expected levels of capacity and efficiency and catastrophic events such as explosions, fires, earthquakes, floods, landslides or other similar events beyond our control. These risks could result in injury or loss of life, extensive property damage and environmental pollution, which in turn could lead to substantial financial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks. Liabilities incurred that are not fully covered by insurance could adversely affect our results of operations and financial condition. Additionally, interruptions to the operation of our gas distribution, pipeline or storage system caused by such an event could reduce our revenues and increase our expenses.

    HURRICANES OR OTHER EXTREME WEATHER COULD INTERRUPT OUR GAS SUPPLY AND INCREASE NATURAL GAS PRICES. Hurricanes or other extreme weather could damage production or transportation facilities, which could result in decreased supplies of natural gas and increased supply costs for us and higher prices for our customers.

    THERE IS NO PUBLIC MARKET FOR OUR NOTES. There is no public trading market for the notes. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. Our underwriter has told us it intends to make a market in the notes after this offering, although the underwriter is under no obligation to do so and may discontinue any market-making activities at any time without any notice. As a result, we can give no assurances that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

    RATING OF OUR NOTES MAY CHANGE. If the notes are rated by a rating agency, the rating will primarily reflect the financial strength of Ambac Assurance Corporation as the issuer of the financial guaranty insurance policy insuring the payment of scheduled interest on and principal of the notes and the rating could change in accordance with Ambac Assurance Corporation's financial strength. Any rating is not a recommendation to purchase, sell or hold the notes and will not comment as to the market price of the notes or suitability of the notes for a particular investor. In addition, there can be no assurance that a rating will be maintained for any given period of time or that a rating will not be lowered or withdrawn in its entirety. Any such downward revision or withdrawal of such rating may have an adverse effect on the market price of the notes. The rating of the notes may not reflect the potential impact of all risks related to the structure and other factors on any trading market for, or trading value of, your notes.

    CROSS-DEFAULT PROVISIONS IN OUR BORROWING ARRANGEMENTS INCREASE THE CONSEQUENCES OF A DEFAULT ON OUR PART. Each indenture under which our outstanding debentures were issued, the indenture under which the notes will be issued and the loan agreement for our bank line of credit, contains a cross-default provision which provides that we will be in default under such indenture or loan agreement in the event of certain defaults under any of the other indentures or loan agreement. Accordingly, should an event of default occur under one of our debt agreements, we face the prospect of being in default under all of our debt agreements and obliged in such instance to satisfy all of our then-outstanding indebtedness. In such an event, we might not be able to obtain alternative financing or, if we are able to obtain such financing, we might not be able to obtain it on terms acceptable to us.

    OUR BORROWING ARRANGEMENTS INCLUDE VARIOUS NEGATIVE COVENANTS THAT RESTRICT OUR ACTIVITIES. Our bank line of credit restricts us from:

    * merging with another entity,

    * selling a material portion of our assets other than in the ordinary course of business,

    * issuing stock which in the aggregate exceeds five percent (5%) of our outstanding shares of common stock, and

    * having any person hold more than twenty percent (20%) of our outstanding shares of common stock,

without bank approval or repaying the line of credit. The indenture under which notes will be issued prevents us from assuming additional mortgage indebtedness in excess of $5,000,000 or from paying dividends on our common stock unless our consolidated shareholders' equity minus the value of our intangible assets exceeds $25,800,000. The indenture governing the debentures that will remain outstanding following the application of proceeds from this offering has these same restrictions. These negative covenants create the risk that we may be unable to take advantage of business and financing opportunities as they arise.

    TERRORIST ATTACKS AND THREATS, ESCALATION OF MILITARY ACTIVITY IN RESPONSE TO SUCH ATTACKS OR ACTS OF WAR MAY NEGATIVELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION. Terrorist attacks, such as the attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001, and future war or risk of war may adversely impact our results of operations, our ability to raise capital and our future growth. The impact that possible terrorist attacks may have on our industry in general, and on us in particular, is not known at this time but could likely lead to increased volatility in gas rates. Uncertainty surrounding the current military action in Iraq, future military strikes or sustained military campaigns may impact our operations in unpredictable ways, including disruptions of fuel or gas supplies and markets, and the possibility that infrastructure facilities, including pipelines, processing plants and storage facilities, could be direct targets or indirect casualties of an act of terror. Terrorist activity may also hinder our ability to transport gas if transportation facilities or pipelines become damaged as a result of an attack. In addition, war or risk of war may have an adverse effect on the economy in our service territory. A lower level of economic activity could result in a decline in energy consumption which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war also could affect our ability to raise capital.

                  WHERE TO FIND MORE INFORMATION ABOUT US

    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

    The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is www.sec.gov. You may also view these documents on the "Financials" page of our internet website at www.deltagas.com.

    We have filed with the SEC a registration statement on Form S-3 that registers the notes we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the notes being offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" into this prospectus information that we file separately with the SEC. This enables us to disclose important information to you by referring you to another document that we filed with the SEC. Information that we incorporate by reference in this manner is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

    We incorporate by reference the following documents, which we previously filed with the SEC (Commission File No. 000--8788) and which contain important information about us and our financial condition:

    * Our Annual Report on Form 10-K (as amended on Form 10-K/A) for the year ended June 30, 2005.

    * The portions of our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders held on November 17, 2005, that are incorporated by reference into Items 10, 11, 12, 13 and 14 of our Annual Report on Form 10-K (as amended on Form 10-K/A) for the year ended June 30, 2005.

    *  Our Quarterly Report on Form 10-Q for the quarter ended September
       30, 2005.

    *  Our Quarterly Report on Form 10-Q for the quarter ended December 31,
       2005.

    *  Our Current Report on Form 8-K filed with the SEC on November 18,
       2005.

    We also incorporate by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of filing the registration statement of which this prospectus forms a part and prior to the termination of this offering.

    Upon your written or oral request, we will provide you a copy of any of the filings that are incorporated by reference into this prospectus. This information will be provided to you without charge. Your request should be directed to: Emily P. Bennett, Director - Corporate Services, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391, telephone number (859) 744-6171, facsimile number (859) 744-6552, e-mail ebennett@deltagas.com.

                        FORWARD-LOOKING STATEMENTS

    This prospectus and documents incorporated herein by reference contain forward-looking statements that relate to future events or our future performance. We have attempted to identify these statements by using words such as "estimates," "attempts," "expects," "monitors," "plans," "anticipates," "intends," "continues," "believes" and similar expressions.

    These forward-looking statements include, but are not limited to, statements about:

    * our operational plans,

    * the cost and availability of our natural gas supplies,

    * our capital expenditures,

    * sources and availability of funding for our operations and expansion,

    * our anticipated growth and growth opportunities through system expansion and acquisition,

    * competitive conditions that we face,

    * our production, storage, gathering and transportation activities,

    * regulatory and legislative matters,

    * dividends, and

    * the issuance of the financial guaranty insurance policy and the rating on the notes.

    FACTORS THAT COULD CAUSE FUTURE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS OR HISTORICAL RESULTS INCLUDE THE IMPACT OR OUTCOME OF:

    * the ongoing restructuring of the natural gas industry and the outcome of the regulatory proceedings related to that restructuring,

    * the changing regulatory environment, generally,

    * a change in the rights under present regulatory rules to recover for costs of gas supply, other expenses and investments in capital assets,

    * uncertainty of our capital expenditure requirements,

    * changes in economic conditions, demographic patterns and weather conditions in our retail service areas,

    * changes affecting our cost of providing gas service, including changes in gas supply costs, interest rates, the availability of external sources of financing for our operations, tax laws, environmental laws and the general rate of inflation,

    * changes affecting the cost of competing energy alternatives and competing gas distributors,

    * changes in accounting principles and tax laws or the application of such principles and laws to us, and

    * other matters described in the "RISK FACTORS" section beginning on page 5.

                              USE OF PROCEEDS

    We anticipate the net proceeds from this offering, after deducting the underwriting discount and expenses payable by us, will be approximately $37.7 million. We will use approximately $23.7 million of these estimated net proceeds to redeem our 7.15% Debentures due 2018 and approximately $10.2 million of these estimated net proceeds to redeem our 6 5/8% Debentures due 2023. We will use the balance of the net proceeds from this offering, which we estimate to be approximately $3.8 million, to reduce the outstanding balance of our revolving bank line of credit with Branch Banking and Trust Company. As of March 3, 2006, the outstanding principal balance of this bank line of credit was $18,627,519, and it accrued interest at the rate of 5.64% per annum. The amount repaid on our line of credit by the net proceeds from this offering may be redrawn.

                              CAPITALIZATION

    The following tables set forth our consolidated capitalization and short-term debt as of December 31, 2005, and as adjusted to reflect the sale of the notes and the application of the estimated net proceeds. This table should be read in conjunction with our consolidated financial statements and notes included in our Annual Report on Form 10-K for the year ended June 30, 2005, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, both of which are incorporated by reference into this prospectus.

                                                                   AS OF DECEMBER 31, 2005
                                                                ----------------------------    PERCENTAGE OF AS
                                                                   ACTUAL       AS ADJUSTED         ADJUSTED
                                                                ------------    ------------    ----------------
COMMON STOCKHOLDERS' EQUITY.................................    $ 51,524,275    $ 51,524,275                46.2%
LONG-TERM DEBT (INCLUDING AMOUNTS DUE WITHIN ONE YEAR)......      53,841,000      59,990,000                53.8%
                                                                ------------    ------------    ----------------
TOTAL CAPITALIZATION........................................    $105,365,275    $111,514,275               100.0%
                                                                ============    ============    ================
SHORT-TERM DEBT.............................................    $ 32,034,527    $ 28,182,527

                         DESCRIPTION OF THE NOTES

    We are offering $40,000,000 aggregate principal amount of our     %
Insured Quarterly Notes due April 1, 2021.

    We currently have outstanding 7.15% Debentures due 2018 in the aggregate principal amount of $23,681,000, 6 5/8% Debentures due 2023 in the aggregate principal amount of $10,170,000 and 7% Debentures due 2023 in the aggregate principal amount of $19,990,000. The 7.15% Debentures due 2018 and the 6 5/8% Debentures due 2023 will be paid in full with a portion of the proceeds of this offering. While we issued these debentures under indentures different from the indenture under which this offering is made and the debentures have slightly different terms from the notes being offered by this prospectus, the outstanding debentures mainly differ from the notes offered by this prospectus as to interest rate and maturity date. These debentures and our $40,000,000 short-term line of credit with Branch Banking and Trust Company, which as of March 3, 2006, had an outstanding principal balance of $18,627,519, constitute all our unsubordinated, unsecured debt obligations. The 7% Debentures due 2023 and our short-term line of credit with Branch Banking and Trust Company will rank equally as our debt obligations to the notes offered by this prospectus. As discussed above, we will use approximately $3.8 million of the proceeds of this offering to pay a portion of the outstanding balance on the short-term bank line of credit.

    We will issue the notes under an indenture dated as of March 1, 2006, between us and The Bank of New York Trust Company, N.A., as the trustee. We have filed a copy of the indenture with the SEC.

    The indenture is a contract between us and the trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if an "event of default," as that term is described below, occurs. Second, the trustee performs certain administrative duties for us.

    The terms of the notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on March 1, 2006. We have summarized below the material provisions of the notes and the indenture. However, you should understand that this is only a summary, and we have not included all of the provisions of the notes or the indenture. We have filed the indenture with the SEC, and we suggest that you read the indenture. We are incorporating by reference the provisions of the indenture and this summary is qualified in its entirety by the provisions of the indenture.

    We do not intend to list the notes on a national securities exchange. The notes do not presently have a trading market. We can give no assurance that such a market will develop. If a market for the notes does develop, there can be no assurance that it will continue to exist.

BOOK-ENTRY ONLY SYSTEM

    We will issue the notes in the aggregate initial principal amount of $40,000,000. The notes will be represented by one global certificate (also known as a global security) issued to The Depository Trust Company, which is known as DTC. DTC will act as securities depository for the notes. The notes will be issued only as fully-registered securities registered in the name of DTC's nominee, Cede & Co. DTC will maintain the notes in denominations of $1,000, and integral multiples of $1,000, through its book-entry facilities.

The following is based upon information furnished by DTC:

    * DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
      Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (known as direct participants) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of Depository Trust & Clearing Corporation, which in turn is owned by a number of direct participants and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks, trust companies and clearing corporations that clear transactions through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

    * Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of an interest in the notes, the owners of which are known as beneficial owners, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners like yourself will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing the notes, except in the event that use of the book-entry system for the notes is discontinued, as discussed below.

    * To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

    * The delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners like yourself may wish to take certain steps to augment transmission of notices of significant events with respect to the notes, such as redemptions, tenders and defaults.

    * Redemption notices will be sent to Cede & Co., as registered holder of the notes. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

    * Neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date for any event giving holders of notes a voting opportunity. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    * Principal and interest payments on the notes will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by direct or indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such direct or indirect participants and not of DTC, the trustee, you or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment or principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of the trustee as paying agent under the indenture, disbursement of payments to direct participants will be the responsibility of DTC, and further disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

    * So long as DTC is the registered owner of the notes, we and the trustee will consider DTC as the sole owner or holder of the notes for all purposes under the indenture and any applicable laws. As a beneficial owner of interests in the notes, you will not be entitled to receive a physical certificate representing your ownership interest and you will not be considered an owner or holder of the notes under the indenture, except as otherwise provided below. You, as a beneficial owner, will have the right to sell, transfer or otherwise dispose of an interest in the notes and the right to receive the proceeds from the notes and all interest, principal and premium payable on the notes. Your beneficial interest in the notes will be recorded, in integral multiples of $1,000, on the records of DTC's direct participant that maintains your account. In turn, this interest held by DTC's direct participant in the notes will be recorded, in integral multiples of $1,000, on the computerized records of DTC. Beneficial ownership of the notes may be transferred only by compliance with the procedures of DTC and the DTC direct (or, as applicable, indirect) participant that maintains your account.

    * All rights of ownership must be exercised through DTC and the book-entry system, except that you are entitled to exercise directly your rights under Section 316(b) of the Trust Indenture Act of 1939 with respect to the payment of interest and principal on the notes. Notices that we or the trustee give under the indenture will be given only to DTC. We expect DTC will forward the notices to its participants by its usual procedures, so that its participants may forward the notices to the beneficial owners like yourself. Neither we nor the trustee will have any responsibility or obligation to assure that any notices are forwarded by DTC to its direct participants or by its direct participants to the beneficial owners of the notes.

    DTC may discontinue providing its services as securities depository for the notes at any time by giving reasonable written notice to us and the trustee. Under such circumstances, and in the event that we do not obtain a successor securities depository, we will deliver note certificates to the beneficial owners. We may decide to replace DTC or any successor depository. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC or a successor depository. In that event, we will print and deliver to the beneficial owners certificates for the notes.

    According to DTC, the foregoing information with respect to DTC is provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. The information in this section concerning DTC and DTC's book-entry system and procedures has been obtained from third-party sources that we believe are reliable. Neither we, the underwriter nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership of the notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership of notes.

    Except as provided in this prospectus, you and other beneficial owners of the notes may not receive physical delivery of notes. Accordingly, you and each other beneficial owner must rely on the procedures of DTC to exercise any rights under the notes.

INTEREST AND PAYMENT

    The notes will mature on April 1, 2021. The notes will bear interest from the date of issuance at the annual interest rate stated on the cover page of this prospectus. The amount of interest payable will be calculated on the basis of a 360-day year of twelve 30-day months. Interest will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2006. Interest will be paid to the persons in whose names the notes are registered at the close of business on the 15th day of the month immediately preceding the applicable interest payment date. If any payment date would otherwise be a day that is a holiday under the indenture, which includes each Saturday, Sunday and other bank holidays, the payment will be postponed to the next day that is not a holiday. No interest will accrue on an interest payment for the period from and after a scheduled payment date that is postponed because of a holiday.

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
    So long as DTC is the registered owner of the notes, the trustee as paying agent will make payments of interest, principal and premium on the notes to DTC. DTC will be responsible for crediting the amount of the distributions to the accounts of its participants entitled to the distributions, in accordance with DTC's normal procedures. Each of DTC's direct participants will be responsible for disbursing distributions to indirect participants, if applicable, or to you and the other beneficial owners of the interests in notes that it represents.

    Neither we nor the trustee will have any responsibility or liability for any aspect of:

    * the records relating to, notices to, or payments made on account of, beneficial ownership interests in the notes, including your interest;

    * maintaining, supervising or reviewing any records relating to beneficial ownership interests in the notes, including your interest;

    * the selection of any beneficial owner, including you, of the notes to receive payment in the event of a partial redemption of the global security; or

    * consents given or other action taken on behalf of any beneficial owner, including you, of the notes.

OPTIONAL REDEMPTION

    Under the indenture, we have the option to redeem all or part of the notes before their stated maturity. We may redeem all or part of the notes at any time on or after April 1, 2009. If we redeem all or part of the notes, we must pay 100% of the principal amount of the notes being redeemed, plus accrued interest on those notes up to but not including the date of such redemption.

    If we redeem fewer than all the notes, the trustee will select by lot the particular notes to be redeemed.

    We will give notice of redemption at least 30 days before the date of redemption to each holder of notes to be redeemed at the holder's registered address. We may rescind any notice of redemption at any time at least five days prior to the date of redemption.

    On and after the date of redemption, interest will cease to accrue on notes or portions of the notes redeemed. However, interest will continue to accrue if we default in the payment of the amount due upon redemption.

    Subject to the foregoing and to applicable law, we may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

LIMITED RIGHT OF REDEMPTION UPON DEATH OF BENEFICIAL OWNER

    Unless the notes have been declared due and payable prior to their maturity by reason of an event of default under the indenture, the representative of a deceased beneficial owner of interests in the notes has the right at any time to request redemption prior to stated maturity of all or part of his interest in the notes. We will redeem these interests in the notes subject to the limitations that we will not be obligated to redeem, during the period from the original issue date through and including April 1, 2007 (known as the "initial period"), and during any twelve-month period which ends on and includes each April 1 thereafter (each such twelve-month period being known as a "subsequent period"), on behalf of a deceased beneficial owner any interest in the notes which exceeds $25,000 principal amount or interests in the notes exceeding $800,000 in aggregate principal amount.

    We may, at our option, redeem interests of any deceased beneficial owner in the notes in the initial period or any subsequent period in excess of the $25,000 limitation. Any such redemption, to the extent that it exceeds the $25,000 limitation for any deceased beneficial owner, will not be included in the computation of the $800,000 aggregate limitation for that initial period or that subsequent period, as the case may be, or for any succeeding subsequent period. We may, at our option, redeem interests of deceased beneficial owners in the notes, in the initial period or any subsequent period, in an aggregate principal amount exceeding $800,000. Any redemption so made, to the extent it exceeds the $800,000 aggregate limitation, will not reduce the $800,000 aggregate limitation for any subsequent period. If we elect to redeem notes in

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
excess of the $25,000 limitation or the $800,000 aggregate limitation, notes so redeemed will be redeemed in the order of the receipt of redemption requests by the trustee.

    A request for redemption of an interest in the notes may be initiated by the representative of the deceased beneficial owner. For purposes of making a redemption request, the representative of a deceased beneficial owner is any person who is the personal representative or other person authorized to represent the estate of the deceased beneficial owner or the surviving joint tenant or tenant(s) by the entirety or the trustee of a trust. The representative must deliver a request to the participant through whom the deceased beneficial owner owned the interest to be redeemed, in form satisfactory to the participant, together with evidence of the death of the beneficial owner, evidence of the authority of the representative satisfactory to the participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to redemption as the participant may require. The request will specify the principal amount of the interest in the notes to be redeemed. The participant will thereupon deliver to DTC a request for redemption substantially in the form attached as Appendix A to this prospectus (known as the "redemption request"). DTC will, on receipt of a redemption request, forward the redemption request to the trustee. The trustee will maintain records with respect to redemption requests received by it including date of receipt, the name of the participant filing the redemption request and the status of each redemption request with respect to the $25,000 limitation and the $800,000 aggregate limitation. The trustee will immediately file with us each redemption request it receives, together with the information regarding the eligibility of that redemption request with respect to the $25,000 limitation and the $800,000 aggregate limitation. We, DTC and the trustee may conclusively assume, without independent investigation, that the statements contained in each redemption request are true and correct and will have no responsibility for reviewing any documents submitted to the participant by the representative. We, DTC and the trustee will also have no responsibility for determining whether the applicable decedent is in fact the beneficial owner of the interest in the notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner.

    Subject to the $25,000 limitation and the $800,000 aggregate limitation, we will, after the death of any beneficial owner, redeem the interest of that beneficial owner in the notes on the next interest payment date occurring not less than 30 days following our receipt of a redemption request from the trustee. If redemption requests exceed the $800,000 aggregate limitation during the initial period or during any subsequent period, then the excess redemption requests will be applied in the order received by the trustee to successive subsequent periods, regardless of the number of subsequent periods required to redeem such interests. We may, at any time, notify the trustee that we will redeem, on the next interest payment date occurring not less than 30 days after that notice, all or any lesser amount of notes for which redemption requests have been received but which are not then eligible for redemption by reason of the $25,000 limitation or the $800,000 aggregate limitation. If we so elect to redeem excess notes, we will redeem these excess notes in the order of receipt of redemption requests by the trustee.

    The price we will pay for the interests in the notes to be redeemed pursuant to a redemption request is 100% of the principal amount of the interests plus accrued but unpaid interest to the date of payment. Subject to arrangements with DTC, payment for interests in the notes which are to be redeemed will be made to DTC upon presentation of notes to the trustee for redemption in the aggregate principal amount specified in the redemption requests submitted to the trustee by DTC which are to be fulfilled in connection with that payment. The principal amount of any notes we acquire or redeem, other than by redemption at the option of any representative of a deceased beneficial owner, will not be included in the computation of either the $25,000 limitation or the $800,000 aggregate limitation for the initial period or for any subsequent period.

    A beneficial owner, for purposes of determining if the representative of a deceased person may make a proper redemption request, is the person who has the right to sell, transfer or otherwise dispose of an interest in a note and the right to receive the proceeds from that interest, as well as the interest and principal payable to the holder of the note. In general, a determination of beneficial ownership in the notes will be subject to the rules, regulations and procedures governing DTC and its participants.

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
    Any interest in a note held in tenancy by the entirety, joint tenancy or by tenants in common will be considered to be held by a single beneficial owner and the death of a tenant by the entirety, joint tenant or tenant in common will be considered the death of a beneficial owner. The death of a person who, during his lifetime, was entitled to substantially all of the rights of a beneficial owner of an interest in the notes will be considered the death of the beneficial owner, regardless of the recordation of such interest on the records of the participant, if such rights can be established to the satisfaction of the participant. These rights will be considered to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfer to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh [H.R. 10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, trusts and certain other arrangements where one person has substantially all of the rights of a beneficial owner during such person's lifetime.

    In the case of a redemption request which is presented on behalf of a deceased beneficial owner and which has not been fulfilled at the time we give notice of our election to redeem the notes, the notes which are the subject of such pending redemption request will be redeemed prior to any other notes.

    Any redemption request may be withdrawn by the person(s) presenting the redemption request upon delivery of a written request for withdrawal given by the participant on behalf of that person to DTC and by DTC to the trustee not less than 60 days prior to the interest payment date on which the notes are eligible for redemption. We may, at any time, purchase any notes for which redemption requests have been received in lieu of redeeming those notes. Any notes we purchase in this manner will either be re-offered for sale and sold within 180 days after the date of purchase or presented to the trustee for redemption and cancellation.

    During any time or times as the notes are not represented by a global certificate and are issued in definitive form, all references herein to participants and DTC, including DTC's governing rules, regulations and procedures, will be considered deleted, all determinations which under this section the participants are required to make will be made by us (including, without limitation, determining whether the applicable decedent is in fact the beneficial owner of the interest in the notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner), all redemption requests, to be effective, must be delivered by the representative to the trustee, with a copy to us, and must be in the form of a redemption request (with appropriate changes to reflect the fact that the redemption request is being executed by a representative) and, in addition to all documents that are otherwise required to accompany a redemption request, must be accompanied by the note that is the subject of the request.

NO SINKING FUND

    The notes are not subject to a sinking fund requirement, which means we will not deposit money on a regular basis into any separate custodial account to repay the notes.

NOTES NOT CONVERTIBLE

    The notes are not convertible into any other security.

NOTES UNSECURED

    The notes are unsecured obligations and are equal in rank to all of our other unsecured and unsubordinated debt that may be outstanding at any time. Subject only to the restrictions described below, the indenture does not limit the amount of debt which we may incur.

RESTRICTIVE COVENANTS

    Under the indenture, we agreed to the following restrictions:

    * We, and our subsidiaries, may not create, issue, incur, guarantee or assume any long-term debt, which ranks prior to or equal to the notes in right of payment, unless, after the creation, issuance, incurrence or assumption of the additional long-term debt, the net book value of all of our and our subsidiaries' physical property is at least equal to all of our and our subsidiaries' then outstanding

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
      long-term debt. We are required to include the notes outstanding in calculating our long-term debt. For purposes of this debt limitation, long-term debt is generally calculated as any of our or our subsidiaries' indebtedness that is not payable on demand or not required to be paid within one year after the calculation is made. For purposes of this limitation, our and our subsidiaries' physical property is limited to physical property used or useful to us in the business of furnishing or distributing gas service as a public utility. As of December 31, 2005, after giving effect to the issuance of the notes and the application of the proceeds from the sale of the notes, the net book value of all of our and our subsidiaries' physical property would have exceeded our and our subsidiaries' long- term debt by $58,701,098.

    * We may not declare or pay any dividends or make any other distribution upon our common stock, and we may not apply any of our assets to the redemption, retirement, purchase or other acquisition of any of our capital stock. This restriction does not apply:

        * if after the declaration, payment, distribution or application of assets our shareholders' equity, less the book value of our and our subsidiaries' intangible assets, is at least equal to $25,800,000 as reflected on our then latest available balance sheet (our December 31, 2005 balance sheet, after giving effect to the issuance of the notes, reflects that our shareholders' equity is $51,524,275); or

        * to dividends and distributions consisting only of shares of our common stock, but not cash or other property; or

        * to purchases or redemptions of our preferred stock in compliance with any mandatory sinking fund, purchase fund or redemption requirement.

    * We may not issue, assume or guarantee any debt secured by a lien on any property or asset that we own. However, this restriction does not apply if, prior to or at the same time as the issuance, assumption or guarantee of that debt, we equally and ratably secure the notes. This restriction is also subject to certain exceptions described in the indenture, which include liens securing debt having an aggregate outstanding principal balance of $5,000,000 or less.

    * Ambac Assurance Corporation, as the insurer under the financial guaranty insurance policy for the notes that is described below, can require us to be engaged in the transmission or distribution of natural gas and be regulated as to rates, to the extent required by law, in each jurisdiction that comprises our service area.

    Except as described above, the indenture does not afford any protection to holders of notes solely on account of our involvement in highly-leveraged transactions.

SUCCESSOR CORPORATION

    We agree in the indenture that we will not consolidate with, merge into or transfer or lease all or substantially all of our assets to another corporation, unless:

    * no default will exist under the indenture immediately after the transaction;

    * the other corporation assumes all of our obligations under the notes and the indenture; and

    * certain other requirements are met.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    The following constitute events of default under the indenture:

    * default in the payment of principal of the notes when due;

    * default in the payment of any interest on the notes, when due, if continued for 30 days;

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    * default in the performance of any other agreement we have made in the notes or the indenture, including the restrictive covenants discussed above, if continued for 60 days after written notice;

    * acceleration of certain of our or our subsidiaries' indebtedness for borrowed money under the terms of any instrument under which indebtedness of $100,000 or more is issued or secured; and

    * certain events in bankruptcy, insolvency or reorganization involving us.

    The trustee is required, within 90 days after the occurrence of a default, to give the holders of notes notice of all continuing defaults known to the trustee. However, in the case of a default in the payment of the principal or interest in respect of any of the notes, the trustee is protected in not giving notice if it in good faith determines that not giving notice is in the interest of the holders of the notes.

    If any event of default occurs and is continuing, the trustee or the holders of at least twenty-five percent in principal amount of outstanding notes may declare the notes immediately due and payable. This acceleration may be rescinded by the holders of a majority in principal amount of the notes then outstanding, upon the conditions provided in the indenture.

    The holders of a majority in principal amount of the notes may rescind an acceleration by waiving an existing default and its consequences, upon the conditions provided in the indenture. This right to waive the default and its consequences does not apply to:

    * an uncured default in payment of principal or interest on the notes;
      or

    * an uncured failure to make any redemption payment; or

    * an uncured default of a provision which cannot be modified under the terms of the indenture without the consent of each holder of the notes affected.

    Ambac Assurance Corporation, as the insurer under the financial guaranty insurance policy described below, will control the remedies following an event of default.

    Each year we must file with the trustee a statement regarding our compliance with the terms of the indenture. This statement must be filed within 120 days after the end of each fiscal year. Further, this statement must specify any defaults of which our officers signing the statement may have knowledge.

MODIFICATION OF THE INDENTURE

    We, together with the trustee, may modify and amend the indenture in a manner that materially affects the rights of the holders of the notes only if we obtain the consent of the holders of not less than a majority in principal amount of the notes then outstanding.

    We, together with the trustee, may only modify or amend the indenture in a manner that materially affects the rights of the holders of the notes and that:

    * changes the stated maturity of any note, or

    * reduces the principal amount of or interest rate on any note, or

    * changes the interest payment date or otherwise modifies the terms of payment of the principal of or interest on the notes, or

    * reduces the percentage required for any consent, waiver or modification, or

    * modifies certain other provisions of the indenture,

with the consent of each holder of any note affected by the modification or amendment.

    The consent of Ambac Assurance Corporation, as the insurer under the financial guaranty insurance policy, is required with respect to any modification of the indenture that requires consent of the holders of the notes.

DISCHARGE OF THE INDENTURE

    The indenture will be discharged and canceled upon payment of all the notes by us. Payment of amounts due in respect of the notes by the Insurer pursuant to the Policy will not discharge our obligation to pay amounts due on the notes. The indenture may also be discharged upon written notice to the trustee and our deposit with the trustee of funds or U.S. Government obligations sufficient to pay the principal of and premium, if any, and interest on the notes. We may only deposit funds or U.S. Government obligations to discharge the indenture if the notes mature or are called for redemption within one year of our written notice.

TRUSTEE

    The indenture entitles the trustee to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of the holders of notes. This indemnification of the trustee is subject to the trustee's duty during default to act with the standard of care required in the indenture. The indenture provides that the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding and any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

    The Bank of New York Trust Company, N.A., the trustee and note registrar under the indenture, has its corporate trust office in Cincinnati, Ohio. In addition to serving as trustee and note registrar under the indenture, The Bank of New York Trust Company, N.A. serves as:

    * trustee and debenture registrar for our 7.15% Debentures due 2018, and

    * trustee and debenture registrar for our 7% Debentures due 2023.

                        THE POLICY AND THE INSURER

    The following information has been furnished by Ambac Assurance Corporation (the "Insurer") for use in this prospectus. Reference is made to Appendix B for a specimen of the financial guaranty insurance policy to be issued by the Insurer. No representation is made by us or our underwriter as to the accuracy or completeness of any such information.

THE POLICY

    The Insurer has made a commitment to issue a financial guaranty insurance policy relating to the notes (the "Policy"), the form of which is attached to this prospectus as Appendix B. The following summary of the terms of the Policy does not purport to be complete and is qualified in its entirety by reference to the Policy.

    Under the terms of the Policy, the Insurer will pay to The Bank of New York, New York, New York, or any successor thereto (the "Insurance Trustee"), that portion of the principal of and interest on the notes which shall become Due for Payment but shall be unpaid by reason of Nonpayment (as such terms are defined in the Policy) by us. The Insurer will make such payments to the Insurance Trustee on the later of the date on which such principal and interest becomes Due for Payment or within one business day following the date on which the Insurer shall have received notice of Nonpayment from the trustee. The insurance under the Policy will extend for the term of the notes and, once issued, cannot be canceled by the Insurer.

    The Policy will insure payment only on the stated maturity date and in connection with the mandatory redemption of notes at the option of a representative of any deceased beneficial owner of the notes, in the case of principal, and on interest payment dates, in the case of interest. If the notes become subject to mandatory redemption (other than in connection with the mandatory redemption of notes at the option of a representative of any deceased beneficial owner of the notes) and insufficient funds are available for redemption of all outstanding notes, the Insurer will remain obligated to pay principal of and interest on outstanding notes on the originally scheduled interest and principal payment dates. In the event of any acceleration of the principal of the notes, the insured payments will be made at such times and in such amounts as would have been made had there not been an acceleration.

    In the event the trustee has notice that any payment of principal of or interest on a note which has become Due for Payment and which is made to a holder by us or on our behalf has been deemed a preferential transfer and theretofore recovered from its registered owner pursuant to the United States

Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such registered owner will be entitled to payment from the Insurer to the extent of such recovery if sufficient funds are not otherwise available.

    The Policy does NOT insure any risk other than Nonpayment, as defined in the Policy. Specifically, the Policy does NOT cover:

    * payment on acceleration, as a result of a call for redemption (other than in connection with the mandatory redemption of notes at the option of a representative of any deceased beneficial owner of the notes) or as a result of any other advancement of maturity;

    * payment of any redemption, prepayment or acceleration premium; or

    * nonpayment of principal or interest caused by the insolvency or negligence of the trustee.

    If it becomes necessary to call upon the Policy, payment of principal requires surrender of notes to the Insurance Trustee together with an appropriate instrument of assignment so as to permit ownership of such notes to be registered in the name of the Insurer to the extent of the Payment under the Policy. Payment of interest pursuant to the Policy requires proof of holder entitlement to interest payments and an appropriate assignment of the holder's right to payment to the Insurer.

    Upon payment of the insurance benefits and to the extent the Insurer makes payments of principal of or interest on the notes, the Insurer will become the owner of such note or the right to payment of principal or interest on such note and will be fully subrogated to the surrendering holder's right to payment.

THE INSURER

    The Insurer is a Wisconsin-domiciled stock insurance corporation regulated by the Office of the Commissioner of Insurance of the State of Wisconsin and licensed to do business in 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the Territory of Guam and the U.S. Virgin Islands, with admitted assets of approximately $8,994,000,000 (unaudited) and statutory capital of approximately $5,649,000,000 (unaudited) as of December 31, 2005. Statutory capital consists of the Insurer's policyholders' surplus and statutory contingency reserve. Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's ("S&P") and Fitch Ratings have each assigned a triple-A financial strength rating to the Insurer.

    The Insurer makes no representation regarding the notes or the advisability of investing in the notes and makes no representation regarding, nor has it participated in the preparation of, this prospectus other than the information supplied by the Insurer and presented under the heading "THE POLICY AND THE INSURER".

AVAILABLE INFORMATION

    The parent company of the Insurer, Ambac Financial Group, Inc. ("AFG"), is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including AFG. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The following, as they relate to the Insurer, are incorporated by reference into this prospectus and are deemed to constitute part of this prospectus:

    * the consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, prepared in accordance with U.S. generally accepted accounting principles, included in the

      Annual Report on Form 10-K of Ambac Financial Group, Inc. (which was filed with the SEC on March 15, 2005, Commission File No. 1-10777);

    * the unaudited consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of March 31, 2005 and for the three-month periods ended March 31, 2005 and March 31, 2004 included in the Quarterly Report on Form 10-Q of Ambac Financial Group, Inc. for the period ended March 31, 2005 (which was filed with the SEC on May 10, 2005);

    * the unaudited consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of June 30, 2005 and for the three- and six-month periods ended June 30, 2005 and June 30, 2004 included in the Quarterly Report on Form 10-Q of Ambac Financial Group, Inc. for the period ended June 30, 2005 (which was filed with the SEC on August, 9, 2005);

    * the unaudited consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of September 30, 2005 and for the three- and nine-month periods ended September 30, 2005 and September 30, 2004, included in the Quarterly Report on Form 10-Q of Ambac Financial Group, Inc. for the period ended September 30, 2005 (which was filed with the SEC on November 9, 2005); and

    * the Current Reports on Form 8-K of Ambac Financial Group, Inc. (which were filed with the SEC on April 11, 2005, April 20, 2005, May 5, 2005, July 20, 2005, August 2, 2005, December 5, 2005, December 9,
      2005, January 25, 2006 and January 27, 2006 and the information deemed to be filed under Item 2.02 contained in Ambac Financial Group's Current Report on Form 8-K dated and filed on October 19,
      2005), as they relate to Ambac Assurance Corporation.

    Any statement contained in a document incorporated by reference shall be modified or superseded for the purposes of this prospectus to the extent that a statement contained or incorporated by reference in this prospectus also modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    All consolidated financial statements of Ambac Assurance Corporation and subsidiaries included in documents filed by Ambac Financial Group, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, subsequent to the date of filing the registration statement of which this prospectus forms a part and prior to the termination of the offering of the notes are deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing of the consolidated financial statements.

    Copies of the Ambac Assurance Corporation's financial statements prepared in accordance with statutory accounting standards are available from Ambac Assurance Corporation. The address of Ambac Assurance
Corporation's administrative offices and its telephone number are One State Street Plaza, 19th Floor, New York, New York 10004 and
(212) 668-0340.

                                  RATING

    It is anticipated that S&P will assign the notes a rating of "AAA", conditioned upon the issuance and delivery by the Insurer at the time of delivery of the notes of the Policy, insuring the timely payment of the principal of and interest on the notes. Such rating reflects only the views of S&P, and an explanation of the significance of such rating may be obtained only from S&P at the following address: Standard & Poor's, 25 Broadway, New York, New York 10004. There is no assurance that such rating will remain in effect for any period of time or that it will not be revised downward or withdrawn entirely by S&P if, in its judgment, circumstances warrant. Neither we nor the underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the notes. Any such downward revision or withdrawal of such rating may have an adverse effect on the market price of the notes.

    At present, S&P maintains four categories of investment grade ratings. They are AAA, AA, A and BBB. Standard & Poor's defines "AAA" as the highest rating assigned to a debt obligation.

                               UNDERWRITING

    Edward D. Jones & Co., L.P. is the underwriter for this offering. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, all of the notes. We have filed a copy of the underwriting agreement with the SEC.

    The underwriting agreement provides that the obligations of the underwriter to purchase the notes are subject to the approval of a number of legal matters by its counsel as well as our counsel, and to other conditions. The underwriter is obligated to purchase all of the notes if it purchases any of the notes.

    The underwriter proposes to offer the notes directly to the public initially at the public offering prices set forth on the cover page of this prospectus.

    The following table shows the underwriting discount we will pay to the underwriter. These amounts show the discount paid per $1,000 purchase of the notes and the total for the purchase of all notes being offered.

                                                              PER $1,000 NOTE      TOTAL
                                                              ---------------   -----------
Public offering price.......................................      $1,000        $40,000,000

Underwriting discount.......................................      $             $

Proceeds, before our expenses...............................      $             $

     We estimate that our out-of-pocket expenses for this offering, that are in addition to discounts we pay to the underwriters, will be approximately $1,337,000. These estimated expenses include our estimated premium payment for the Policy.

     The underwriter intends to make a market in the notes. However, the underwriter will have no obligation to make a market in the notes and may cease market making activities at any time. The notes will not be listed on any exchange.

     Until the distribution of the notes is completed, the SEC's rules may limit the ability of the underwriter to bid for and purchase the notes. As an exception to these rules, the underwriter is permitted to engage in certain transactions that stabilize the price of the notes. These transactions consist of placing bids for or effecting purchases of the notes for the purpose of pegging, fixing or maintaining the price of the notes.

     If the underwriter creates a short position in the notes in connection with the offering by selling more notes than are set forth on the cover page of this prospectus, the underwriter may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     We and the underwriter make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriter make no representations that the underwriter will engage in these types of transactions or that these transactions, once begun, will not be discontinued without notice.

     The offering of the notes is made for delivery when, as and if accepted by the underwriter and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The underwriter reserves the right to reject any order for the purchase of notes in whole or in part.

     We have agreed to indemnify the underwriter and persons who control the underwriter against certain liabilities that may be incurred in connection with the offering, including liabilities under the Securities Act of 1933.

                               LEGAL MATTERS

    Our counsel, Stoll Keenon Ogden PLLC, Lexington, Kentucky, will pass on the validity of the notes and will opine that the notes, when sold, will be our binding obligations. Certain other matters will be passed upon for the underwriter by its counsel, Armstrong Teasdale LLP, St. Louis, Missouri.

    Attorneys in the firm of Stoll Keenon Ogden PLLC that have participated in this notes offering on behalf of the firm, and members of such attorneys' immediate families, own collectively 8,475 shares of our common stock.

                                  EXPERTS

    The consolidated financial statements, the related financial statement schedule and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K (as amended on Form 10-K/A) for the year ended June 30, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on our consolidated financial statements and financial statement schedule and include an explanatory paragraph referring to our change effective July 1, 2002 in our accounting for asset retirement obligations, (2) express an unqualified opinion on our management's assessment regarding the effectiveness of internal control over financial reporting and, (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, are incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference in this prospectus and in the registration statement upon the authority of that firm as experts in accounting and auditing. The report of KPMG LLP refers to changes, in 2003, in Ambac Assurance Corporation's methods of accounting for variable interest entities and stock-based compensation.

                                APPENDIX A

                        FORM OF REDEMPTION REQUEST

                      DELTA NATURAL GAS COMPANY, INC.
                  % INSURED QUARTERLY NOTE DUE APRIL 1, 2021
              ----
                               (THE "NOTE")

                           CUSIP NO.
                                     ------------

    The undersigned,                    (the "Participant"), does hereby
                    -------------------
certify, pursuant to the provisions of that certain Indenture dated as of March 1, 2006 (the "Indenture") made by Delta Natural Gas Company, Inc. (the "Company") and The Bank of New York Trust Company, N.A., as Trustee (the "Trustee"), to The Depository Trust Company (the "Depository"), the Company, and the Trustee that:

    1. [Name of deceased Beneficial Owner] is deceased.

    2. [Name of deceased Beneficial Owner] had a $             interest in
                                                  ------------
the above referenced Notes.

    3. [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory
to the undersigned, requesting that $             principal amount of said
                                     ------------
Notes be redeemed pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and the [Name of Representative] is entitled to have the Notes to which this Request relates redeemed.

    4. The Participant holds the interest in the Notes with respect to which this Redemption Request is being made on behalf of [Name of deceased Beneficial Owner].

    5. The Participant hereby certifies that it will indemnify and hold harmless the Depository, the Trustee and the Corporation (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability (collectively, the "Damages") incurred by the indemnified party or parties as a result of or in connection with the redemption of Notes to which this Request relates. The Participant will, at the request of the Corporation, forward to the Corporation, a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

IN WITNESS WHEREOF, the undersigned has executed this Redemption Request as of
   ------------ -------, -------.

                                          [PARTICIPANT NAME]

                                          By:______________________________

                                          Name:____________________________

                                          Title:___________________________

                                 APPENDIX B

                               FORM OF POLICY



                                  SPECIMEN


[Ambac logo]                              Ambac Assurance Corporation
                                          One State Street Plaza, 15th Floor
FINANCIAL GUARANTY INSURANCE POLICY       New York, New York 10004
                                          Telephone: (212) 668-0340



Obligor:                                         Policy Number:




Obligations:                                     Premium:




AMBAC ASSURANCE CORPORATION (AMBAC), a Wisconsin stock insurance corporation, in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees to pay to The Bank of New York, as trustee, or its successor (the "Insurance Trustee"), for the benefit of the Holders, that portion of the principal of and interest on the above-described obligations (the "Obligations") which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Obligor.

Ambac will make such payments to the Insurance Trustee within one (1) business day following written notification to Ambac of Nonpayment. Upon a Holder's presentation and surrender to the Insurance Trustee of such unpaid Obligations or related coupons, uncanceled and in bearer form and free of any adverse claim, the Insurance Trustee will disburse to the Holder the amount of principal and interest which is then Due for Payment but is unpaid. Upon such disbursement, Ambac shall become the owner of the surrendered Obligations and/or coupons and shall be fully subrogated to all of the Holder's rights to payment thereon.

In cases where the Obligations are issued in registered form, the Insurance Trustee shall disburse principal to a Holder only upon presentation and surrender to the Insurance Trustee of the unpaid Obligation, uncanceled and free of any adverse claim, together with an instrument of assignment, in form satisfactory to Ambac and the Insurance Trustee duly executed by the Holder or such Holder's duly authorized representative, so as to permit ownership of such Obligation to be registered in the name of Ambac or its nominee. The Insurance Trustee shall disburse interest to a Holder of a registered Obligation only upon presentation to the Insurance Trustee of proof that the claimant is the person entitled to the payment of interest on the Obligation and delivery to the Insurance Trustee of an instrument of assignment, in form satisfactory to Ambac and the Insurance Trustee, duly executed by the Holder or such Holder's duly authorized representative, transferring to Ambac all rights under such Obligation to receive the interest in respect of which the insurance disbursement was made. Ambac shall be subrogated to all of the Holders' rights to payment on registered Obligations to the extent of any insurance disbursements so made.

In the event that a trustee or paying agent for the Obligations has notice that any payment of principal of or interest on an Obligation which has become Due for Payment and which is made to a Holder by or on behalf of the Obligor has been deemed a preferential transfer and theretofore recovered from the Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Holder will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available.

As used herein, the term "Holder" means any person other than (i) the Obligor or (ii) any person whose obligations constitute the underlying security or source of payment for the Obligations who, at the time of Nonpayment, is the owner of an Obligation or of a coupon relating to an Obligation. As used herein, "Due for Payment", when referring to the principal of Obligations, is when the scheduled maturity date or mandatory redemption date for the application of a required sinking fund installment has been reached and does not refer to any earlier date on which payment is due by reason of call for redemption (other than by application of required sinking fund installments), acceleration or other advancement of maturity; and, when referring to interest on the Obligations, is when the scheduled date for payment of interest has been reached. As used herein, "Nonpayment" means the failure of the Obligor to have provided sufficient funds to the trustee or paying agent for payment in full of all principal of and interest on the Obligations which are Due for Payment.

This Policy is noncancelable. The premium on this Policy is not refundable for any reason, including payment of the Obligations prior to maturity. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment.

In witness whereof, Ambac has caused this Policy to be affixed with a facsimile of its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.




/s/ Robert J. Genader                              /s/ Anne G. Gill

President                          [Seal]          Secretary


Effective Date:                                    Authorized Representative

THE BANK OF NEW YORK acknowledges
that it has agreed to perform the                  /s/ Noraida Lauro
duties of Insurance Trustee under
this Policy.                                       Authorized Officer of
                                                   Insurance Trustee
Form No.: 2B-0012 (1/01)

                                  SPECIMEN


[Ambac logo]                              Ambac Assurance Corporation
                                          One State Street Plaza, 15th Floor
                                          New York, New York 10004
                                          Telephone: (212) 668-0340

ENDORSEMENT





Policy for:                      Attached to and forming part of Policy No.:


                                 Effective Date of Endorsement:




     NOTWITHSTANDING THE TERMS AND PROVISIONS CONTAINED IN THIS POLICY, IT IS FURTHER UNDERSTOOD THAT THE TERM "DUE FOR PAYMENT" SHALL ALSO MEAN, WHEN REFERRING TO THE PRINCIPAL OF AND INTEREST ON AN OBLIGATION, ANY DATE ON WHICH SUCH OBLIGATION SHALL BE SUBJECT TO REDEMPTION BY THE OBLIGOR UPON THE REQUEST OF A REPRESENTATIVE OF A DECEASED HOLDER PURSUANT TO SECTION 4.01 OF THE INDENTURE, DATED AS OF MARCH 1, 2006, BETWEEN THE OBLIGOR AND THE BANK OF NEW YORK TRUST COMPANY, N.A. AS TRUSTEE.




Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the above mentioned Policy other than as above stated.

IN WITNESS WHEREOF, Ambac has caused this Endorsement to be affixed with a facsimile of its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.



                        AMBAC ASSURANCE CORPORATION



/s/ Robert J. Genader                              /s/ Anne G. Gill

President                          [Seal]          Secretary


                                                   Authorized Representative

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. All fees and expenses will be paid by us. Except for the registration fee, all the amounts shown are estimates.

Registration Fee............................................      $    4,280
Blue Sky Fees...............................................           3,000
Rating Fees.................................................          20,000
Accounting Fees.............................................          38,500
Legal Fees..................................................          30,000
Printing....................................................          11,500
Initial Trustee Fees........................................           4,500
Insurance Policy Premium....................................       1,222,000
Miscellaneous Expenses......................................           3,220
                                                                  ----------
    Total...................................................      $1,337,000
                                                                  ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Indemnification of directors and officers of Kentucky corporations is governed by Sections 271B.8-500 through 271B.8-580 of the Kentucky Revised Statutes (the "Act"). The Act also permits a corporation to provide insurance for directors and officers against claims arising out of their services in those capacities. We provide our directors and officers with indemnification insurance coverage with limits up to $20,000,000.00.

    Under the Act, a corporation may indemnify an individual against judgments, amounts paid in settlement, penalties, fines and reasonable expenses (including attorneys' fees) incurred by the individual in connection with any threatened or pending suit or proceeding or any appeal thereof (other than (1) an action by or in the right of the corporation in which the individual is adjudged liable to the corporation or (2) any proceeding charging improper personal benefit to the individual), whether civil or criminal, by reason of the fact that the individual is or was a director or officer of the corporation (or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind), if such director or officer:

    (1) acted in good faith;

    (2) which the director or officer reasonably believed:

        (a) to be in the best interest of the corporation; and

        (b) in all cases not involving conduct in the director's or officer's official capacity, that the director's or officer's acts were at least not opposed to the best interest of the corporation; and

        (c) in criminal actions or proceedings only, the director or the officer must have had no reasonable cause to believe his or her conduct was unlawful.

    Under agreements with our officers, we have agreed to indemnify the officers against liability for actions taken by them in good faith while performing services for the registrant and have agreed to pay legal expenses arising from any such proceedings. Some of the officer agreements also obligate us to indemnify the officer to the full extent permitted by Kentucky law.

    Further, our by-laws have provisions requiring us to indemnify our officers and directors for actions taken in good faith and in the reasonable belief that such actions were in our (Delta's) best interests. Our by-laws also permit us to indemnify our officers and directors to the full extent permitted by law.

    Article XIII of our articles of incorporation provides that a director shall be liable for monetary damages for a breach of his or her duties only for transactions in which the director's personal financial interest is in conflict with our or our shareholders' financial interest, for acts or omissions not in good faith or which involve misconduct or are known to be a violation of the law, for distributions made in violation of Kentucky law and for transactions in which the director receives an improper benefit.

    Article VII of the registrant's by-laws, entitled INDEMNIFICATION, provides as follows:

ARTICLE VII

Indemnification

7.1 Definitions. As used in this Article VII:

    (a) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal;

    (b) "Party" includes a person who was, is or is threatened to be made a named defendant or respondent in a Proceeding;

    (c) "Expenses" include attorneys' fees;

    (d) "Officer" means any person serving as Chairman of the Board of Directors, President, Vice-President, Treasurer, Secretary or Assistant Secretary of the Corporation; and

    (e) "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A Director shall be considered serving an employee benefit plan at the request of the Corporation if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

7.2 Indemnification by Corporation.

    (a) The Corporation shall indemnify any Officer or Director who is made a Party to any Proceeding by reason of the fact that such person is or was an Officer or Director if:

        (1) Such Officer or Director conducted himself or herself in good faith; and

        (2) Such Officer or Director reasonably believed:

            (i) In the case of conduct in his or her official capacity with the Corporation, that his or her conduct was in the best interests of the Corporation; and

            (ii) In all other cases, that his or her conduct was at least not opposed to the best interests of the Corporation; and

        (3) In the case of any criminal Proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

    (b) A Director's conduct with respect to an employee benefit plan for a purpose he or she reasonably believes to be in the interest of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of Section 7.2 (a)(2)(ii) of these by-laws.

    (c) Indemnification shall be made against judgments, penalties, fines, settlements and reasonable expenses, including legal expenses, actually incurred by such Officer or Director in connection with the Proceeding, except that if the Proceeding was by or in the right of the Corporation, indemnification shall be made only against such reasonable expenses and shall not be made in respect of any Proceeding in which the Officer or Director shall have been adjudged to be liable to the Corporation. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, by itself, be determinative that the Officer or Director did not meet the requisite standard of conduct set forth in this Section 7.2.

    (d) (1) Reasonable expenses incurred by an Officer or Director as a Party to a Proceeding with respect to which indemnity is to be provided under this Section 7.2 shall be paid or reimbursed by the Corporation in advance of the final disposition of such Proceeding provided:

            (i) The Corporation receives (I) a written affirmation by the Officer or Director of his or her good faith belief that he or she has met the requisite standard of conduct set forth in this Section 7.2, and (II) the Corporation receives a written undertaking by or on behalf of the Officer or Director to repay such amount if it shall ultimately be determined that he or she has not met such standard of conduct; and

            (ii) The Corporation's Board of Directors (or other appropriate decision maker for the Corporation) determines that the facts then known to the Board of Directors (or decision maker) would not preclude indemnification under Kentucky law.

        (2) The undertaking required herein shall be an unlimited general obligation of the Officer or Director but shall not require any security and shall be accepted without reference to the financial ability of the Officer or Director to make repayment.

        (3) Determinations and authorizations of payments under this
    Section 7.2(d) shall be made in the manner specified in Section 7.2(e) of these by-laws.

    (e) (1) The Corporation shall not indemnify an Officer or Director under this Section 7.2 unless authorized in the specific case after a determination has been made that indemnification of the Officer or Director is permissible in the circumstances because he or she has met the standard of conduct set forth in this Section 7.2.

        (2) Such determination shall be made:

             (i) By the Corporation's Board of Directors by majority vote of a quorum consisting of directors not at the time Parties to the Proceeding;

            (ii) If a quorum cannot be obtained under Section 7.2(e)(2)(i), by majority vote of a committee duly designated by the Corporation's Board of Directors (in which designation directors who are Parties may participate), consisting solely of two (2) or more directors not at the time Parties to the Proceeding; or

            (iii) By special legal counsel:

                    (I) Selected by the Corporation's Board of Directors or
            its committee in the manner prescribed in Sections 7.2(e)(2)(i) and (ii); or

                    (II) If a quorum of the Board of Directors cannot be
            obtained under Section 7.2(e)(2)(i) and a committee cannot be designated under Section 7.2(e)(2)(ii), selected by a majority vote of the full Board of Directors (in which selection directors who are Parties may participate); or

        (3) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under Section 7.2(e)(2)(iii) to select counsel.

7.3 Further Indemnification. Notwithstanding any limitation imposed by
Section 7.2 or elsewhere and in addition to the indemnification set forth in Section 7.2, the Corporation, to the full extent permitted by law, may agree by contract or otherwise to indemnify any Officer or Director and hold him or her harmless against any judgments, penalties, fines, settlements and reasonable expenses actually incurred or reasonably anticipated in connection with any Proceeding in which any Officer or Director is a Party, provided the Officer or Director was made a Party to such Proceeding by reason of the fact that he or she is or was an

Officer or Director of the Corporation or by reason of any inaction, nondisclosure, action or statement made, taken or omitted by or on behalf of the Officer or Director with respect to the Corporation or by or on behalf of the Officer or Director in his capacity as an Officer or Director.

7.4 Insurance. The Corporation may, in the discretion of the Board of Directors, purchase and maintain or cause to be purchased and maintained insurance on behalf of all Officers and Directors against any liability asserted against them or incurred by them in their capacity or arising out of their status as an Officer or Director, to the extent such insurance is reasonably available. Such insurance shall provide such coverage for the Officers and Directors as the Board of Directors may deem appropriate.

ITEM 16. EXHIBITS.

EXHIBIT
--------------
 1             Form of Underwriting Agreement.

 4(a)          The Indenture dated September 1, 1993 in respect of 6 5/8%
               Debentures due October 1, 2023, is incorporated herein by reference to Exhibit 4(e) to Delta's Form S-2 dated
               September 2, 1993 (Reg. No. 33-68274).

 4(b)          The Indenture dated March 1, 1998 in respect of 7.15%
               Debentures due April 1, 2018, is incorporated herein by reference to Exhibit 4(d) to Delta's Form S-2 dated March
               11, 1998 (Reg. No. 333-47791).

 4(c)          The Indenture dated January 1, 2003 in respect of 7%
               Debentures due February 1, 2023, is incorporated herein by reference to Exhibit 4 (d) to Delta's Form S-2 dated October
               30, 2002 (Reg. No. 333-100852).

 4(d)          Form of Indenture between the Registrant and The Bank of New
               York Trust Company, N.A., as Trustee (including the Form of
               Global Security and Form of Note), filed herewith.

 4(e)          Form of Financial Guaranty Insurance Policy (included as
               Appendix B to the Prospectus which is included as part of this Registration Statement).

 5 Opinion of Stoll Keenon Ogden PLLC concerning legality, filed herewith.

12             Computation of the Consolidated Ratio of Earnings to Fixed
               Charges, filed herewith.

23(a)          Consent of Deloitte & Touche LLP, filed herewith.

23(b) Consent of KPMG LLP, independent registered public accounting firm for Ambac Assurance Corporation, filed herewith.

23(c) Consent of Stoll Keenon Ogden PLLC is contained in its opinion letter filed as Exhibit 5.

24             Power of Attorney is included with the signature page in
               Part II of this filing.

25             Statement of Eligibility of Trustee, filed herewith.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     SIGNATURES AND POWERS OF ATTORNEY

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winchester, State of Kentucky, on the 10th day of March, 2006.


                                  DELTA NATURAL GAS COMPANY, INC.



                                  By:         /s/  GLENN R. JENNINGS
                                     -----------------------------------------
                                     Glenn R. Jennings, Chairman of the Board,
                                       President and Chief Executive Officer

                             POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn R. Jennings, John F. Hall, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

(i) Principal Executive Officer:

         /s/ GLENN R. JENNINGS                 Chairman of the Board, President, and              March 10, 2006
---------------------------------------          Chief Executive Officer
           Glenn R. Jennings

(ii) Principal Financial Officer:

            /s/ JOHN F. HALL                   Vice-President--Finance, Secretary and             March 10, 2006
---------------------------------------          Treasurer (Principal Financial Officer)
             John F. Hall

(iii) Principal Accounting Officer:

           /s/ JOHN B. BROWN                   Vice President--Controller (Principal              March 10, 2006
---------------------------------------          Accounting Officer)
             John B. Brown

                                   II-6


(iv) A Majority of the Board of Directors:

          /s/ DONALD R. CROWE                  Director                                           March 10, 2006
---------------------------------------
            Donald R. Crowe

           /s/ BILLY JOE HALL                  Director                                           March 10, 2006
---------------------------------------
            Billy Joe Hall

           /s/ JANE H. GREEN                   Director                                           March 10, 2006
---------------------------------------
             Jane H. Green

           /s/ LANNY D. GREER                  Director                                           March 10, 2006
---------------------------------------
            Lanny D. Greer

         /s/ MICHAEL J. KISTNER                Director                                           March 10, 2006
---------------------------------------
          Michael J. Kistner

          /s/ LEWIS N. MELTON                  Director                                           March 10, 2006
---------------------------------------
            Lewis N. Melton

          /s/ HARRISON D. PEET                 Director                                           March 10, 2006
---------------------------------------
           Harrison D. Peet

       /s/ ARTHUR E. WALKER, JR.               Director                                           March 10, 2006
---------------------------------------
         Arthur E. Walker, Jr.

         /s/ MICHAEL R. WHITLEY                Director                                           March 10, 2006
---------------------------------------
          Michael R. Whitley

                               EXHIBIT INDEX

 EXHIBIT NO.                           DESCRIPTION
 -----------                           -----------
 1             Form of Underwriting Agreement

 4(a)          The Indenture dated September 1, 1993 in respect of 6 5/8%
               Debentures due October 1, 2023, is incorporated herein by reference to Exhibit 4(e) to Delta's Form S-2 dated
               September 2, 1993 (Reg. No. 33-68274).

 4(b)          The Indenture dated March 1, 1998 in respect of 7.15%
               Debentures due April 1, 2018, is incorporated herein by reference to Exhibit 4(d) to Delta's Form S-2 dated March
               11, 1998 (Reg. No. 333-47791).

 4(c)          The Indenture dated January 1, 2003 in respect of 7%
               Debentures due February 1, 2023, is incorporated herein by reference to Exhibit 4 (d) to Delta's Form S-2 dated October
               30, 2002 (Reg. No. 333-100852).

 4(d)          Form of Indenture between the Registrant and The Bank of New
               York Trust Company, N.A., as Trustee (including the Form of
               Global Security and Form of Note), filed herewith.

 4(e)          Form of Financial Guaranty Insurance Policy (included as
               Appendix B to the Prospectus which is included as part of this Registration Statement).

 5 Opinion of Stoll Keenon Ogden PLLC concerning legality, filed herewith.

12             Computation of the Consolidated Ratio of Earnings to Fixed
               Charges, filed herewith.

23(a)          Consent of Deloitte & Touche LLP, filed herewith.

23(b) Consent of KPMG LLP, independent registered public accounting firm for Ambac Assurance Corporation, filed herewith.

23(c) Consent of Stoll Keenon Ogden PLLC is contained in its opinion letter filed as Exhibit 5.

24             Power of Attorney is included with the signature page in
               Part II of this filing.

25             Statement of Eligibility of Trustee, filed herewith.

                                   II-8